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                                                                      Exhibit 16




VINCENT R. VASSALLO
     CERTIFIED PUBLIC ACCOUNTANT

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                                                                 16 PORTER PLACE
                                                      SEA CLIFF, NEW YORK  11579
                                      TEL:  (516) 759-1994  FAX:  (516) 759-7109




March 1, 2002

M.H. Meyerson & Co., Inc.
525 Washington Boulevard
Jersey City, New Jersey  07303

Dear Marty:

It is with great regret that I have decided to resign as the Firm's outside independent auditor. This decision was not based on any disagreement between the Firm and me. I have decided to reduce my work load and the stress that I have been under in order to prepare for retirement.

It was a difficult decision to make about a Company that I have had a business relationship with for more than twenty years. I wish you good luck in the future.

I will be available to assist the new Auditors in the transition.

Yours truly,

/s/ Vincent R. Vassallo